Exhibit 99(a)(5)(F)

HENNESSY CAPITAL ACQUISITION CORP. TO POSTPONE SPECIAL MEETING OF STOCKHOLDERS TO

FEBRUARY 20, 2015 AND EXTEND WARRANT EXCHANGE OFFER THROUGH FEBRUARY 26, 2015

HOUSTON, TEXAS – February 6, 2015 - Hennessy Capital Acquisition Corp. (NASDAQ: HCAC, HCACU, HCACW) (“HCAC” or the “Company”) today announced that it will postpone its special meeting of stockholders (the “Special Meeting”) relating to its previously announced acquisition of School Bus Holdings, Inc. (“SBH”) which, through its subsidiaries, conducts its business under the “Blue Bird” name, from Seller (the “Business Combination”), from February 9, 2015 to February 20, 2015, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019 and extend the deadline for HCAC stockholders to exercise their redemption rights in connection with the Business Combination to 5:00 p.m., Eastern time on February 18, 2015 (two business days before the Special Meeting). Only holders of record of Company common stock at the close of business on January 2, 2015 are entitled to vote at the Special Meeting.

The Company today also announced that it will extend its previously disclosed offer to exchange (the “Warrant Exchange Offer”) up to a maximum of 5,750,000 of its outstanding warrants for shares of Company common stock at an exchange ratio of 0.1 of a share of Company common stock for each warrant validly tendered and not withdrawn (approximately one share for every ten warrants tendered) until 12:00 midnight, New York City time, at the end of the day on February 26, 2015, unless further extended by the Company.

The Warrant Exchange Offer was previously scheduled to expire at 12:00 midnight, New York City time, at the end of the day on February 13, 2015. As of February 5, 2015, 40,600 warrants have been tendered and not withdrawn and the last reported trading price of the warrants was $0.57 per warrant.

The terms and conditions of the Warrant Exchange Offer are set forth in the Amended and Restated Offer to Exchange dated January 21, 2015 (as it may be amended or supplemented from time to time, the “Offer to Exchange”), the related Amended and Restated Letter of Transmittal and other Warrant Exchange Offer materials that were filed with the SEC on January 22, 2015 and distributed to warrant holders. Except for the extension of the Warrant Exchange Offer, all of the material terms and conditions of the Warrant Exchange Offer remain unchanged.

About Hennessy Capital Acquisition Corp.

Hennessy Capital Acquisition Corp. is a special purpose acquisition company (SPAC) founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, to build, a diversified industrial manufacturing or distribution business.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Additional Information about the Business Combination

HCAC has filed with the SEC a definitive proxy statement in connection with the Business Combination and other matters and, beginning on January 21, 2015, mailed the definitive proxy statement and other relevant documents to HCAC stockholders as of the January 2, 2015 record date for the Special Meeting. HCAC stockholders and other interested persons are advised to read the definitive proxy statement and any other relevant documents that have been or will be filed with the SEC in connection with HCAC’s solicitation of proxies for the Special Meeting because these documents will contain important information about HCAC, SBH and the Business Combination. Stockholders may also obtain a free copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Daniel J. Hennessy, Chairman and Chief Executive Officer, 700 Louisiana Street, Suite 900, Houston, Texas, 77002, (312) 876-1956.

Important Information About the Warrant Exchange Offer

This press release is neither an offer to exchange nor a solicitation of an offer to sell any warrants. The offer to exchange and the solicitation of offers to exchange are being made solely pursuant to the Offer to Exchange, the related Amended and Restated Letter of Transmittal and other Warrant Exchange Offer materials included as exhibits to the Schedule TO amendment that HCAC filed with the SEC on January 22, 2015. The tender offer statement on Schedule TO (including the Offer to Exchange, the related Amended and Restated Letter of Transmittal and other Warrant Exchange Offer materials) contains important information that should be read carefully and considered before any decision is made with respect to the Warrant Exchange Offer. These materials have been distributed free of charge to all warrant holders. In addition, these materials (and all other materials filed by HCAC with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Warrant holders may also obtain free copies of the documents filed with the SEC by HCAC by directing a request to the information agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, or by phone at (800) 662-5200 or email at hennessy.info@morrowco.com. Warrant holders are urged to read the Offer to Exchange and the other relevant materials before making any investment decision with respect to the Warrant Exchange Offer because they contain important information about the Warrant Exchange Offer.

Participants in the Solicitation

HCAC and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from the HCAC stockholders in respect of the Business Combination and the other matters set forth in the definitive proxy statement. Information regarding HCAC’s directors and executive officers and a description of their direct and indirect interests, by security holdings or otherwise, is contained in HCAC’s definitive proxy statement for the Business Combination, which has been filed with the SEC.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that HCAC expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. These statements are based on certain assumptions and analyses made by HCAC in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, the ability to satisfy closing conditions for the Business Combination, including stockholder and other approvals, the performances of HCAC and Blue Bird, the ability of the combined company to meet the Nasdaq Capital Market’s listing standards, including having the requisite number of stockholders, and the risks identified in HCAC’s prior and future filings with the SEC (available at www.sec.gov), including HCAC’s definitive proxy statement filed in connection with the Business Combination, the Offer to Exchange and HCAC’s final prospectus dated January 16, 2014. These statements speak only as of the date they are made and HCAC undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this press release.

Contact:

Kevin Charlton	Daniel J. Hennessy

+1 (917) 743-8084	+1 (312) 876-1956

kcharlton@hennessycapllc.com	dhennessy@hennessycapllc.com

Source: Hennessy Capital Acquisition Corp.